UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 18, 2013

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s first quarter earnings presentation to investors on April 18, 2013. Attachment II of this Form 8-K contains a certain portion of the Q&A period of the earnings presentation. Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 18, 2013, which included IBM’s press release dated April 18, 2013. All of the information in Attachment I and Attachment II is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 19, 2013

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

1Q13 Summary

Thank you for joining us today.

In the first quarter, we reported $23.4 billion in revenue, expanded gross, pre-tax, and net operating margins, and delivered operating earnings per share of $3.00, which is up 8 percent year to year.

But this quarter certainly didn’t close the way it started.  We had solid profit performance in January, but as the quarter ended, hundreds of millions of dollars of very profitable software and System z mainframe deals fell short of the goal line.  This impacted the first quarter close, but the rollover of these deals positions us for a strong start in our software and mainframe businesses in the second quarter.

Taking full consideration of our first quarter performance, and a number of actions to improve this performance, we continue to expect operating EPS of at least $16.70 for the year.

Now let me make four points about what we saw in our business this quarter.

First, our total Services business performed as expected, with year-to-year constant currency revenue growth in line with last quarter, and pre-tax profit up 10 percent.  Our backlog was up 1 percent year to year, or 5 percent at constant currency, driven by a lot of new business in the quarter.

Second, we had a shortfall in sales execution in our software and mainframe businesses.  But with a good list of rollover transactions coupled with improved execution we’ve got a strong hand going into the second quarter in these businesses.

Third, in our growth initiatives, Smarter Planet was up over 25 percent and cloud over 70 percent.  Business analytics was up 7 percent, led by double-digit growth in GBS.  But our growth markets revenue was up 1 percent at constant currency, clearly not what we expected or what we needed.  Across IBM, we delivered strong growth in several of our offerings to address market trends, like SaaS and mobile where we grew over 50 percent, leveraging our organic and acquisitive investments.  As these become a larger part of our business they’ll contribute more to our growth.

Finally, there are parts of our business that are in transition or have been underperforming, like elements of our Power, System x and storage product lines that showed disappointing performance in the first quarter.  Here we are going to take substantial actions.

Now let me describe how this impacts the year.

With the improved execution in our software and mainframe businesses, we would expect the operating EPS growth in the second quarter to be similar to that of the first.  However, given our first quarter performance, we now expect to take the bulk of our workforce rebalancing actions for the year in the second quarter, as opposed to last year, when it was distributed across the quarters.  Though we certainly don’t have a specific approved action, this will result in a charge that will additionally impact the operating EPS we report.

Like all years, we have a number of actions planned to improve the business for the long term, acquiring and divesting businesses,` and rebalancing our resources.  This will result in charges in the second quarter, and gains in the second half, which we expect will roughly offset for the year.

By the end of 2013, taking into account our operational performance, benefits from the workforce rebalancing activity, and gains and charges, we are confident we can achieve at least $16.70 of operating EPS for the year.

Key Financial Metrics

Let me now walk you through the financial metrics for the first quarter.

In total, IBM’s revenue growth at constant currency was down 3 percent.  We entered the quarter with a modest currency headwind, but it became more pronounced due to currency movements over the last 90 days, especially in the Yen.  When you look at the reported revenue for the quarter, currency impacted our revenue growth by 2 points.

Turning to the profit metrics, our ongoing focus on productivity and our shift to higher value contributed to our margin performance.  We expanded operating gross margin by a point, led by services and an improving mix.  And we expanded operating pre-tax margin by 8 tenths.

Our tax rate for the quarter was 17.3 percent, down approximately 3 points year to year.  The lower tax rate is primarily due to benefits recorded to reflect changes in tax law enacted during the quarter, including the reinstatement of the R&D tax credit for 2012.  We expect our ongoing operating tax rate for the next 3 quarters to be in the range of 25 percent.

Our operating net income grew 3 percent, and our margin was up over a point.  With nearly $12 billion in gross share repurchase over the last 12 months we reduced our share count by 4 percent.

When you bring all of this together, we delivered operating EPS of $3.00, which is up 8 percent.  Turning to cash, we generated $1.7 billion of free cash flow in the quarter and ended the quarter with a cash balance of $12 billion.

Now I’ll get into the results, starting with revenue and gross margin by segment.

Revenue and Gross Profit Margin by Segment

Year-to-year constant currency revenue performance in our combined services businesses was consistent with the fourth quarter.  At constant currency, Global Business Services’ performance improved a couple of points, while Global Technology Services’ revenue growth slowed due to continued pressure on sales into existing accounts, and actions taken to restructure the low margin outsourcing contracts.  In Software, we had good performance in several key areas such as smarter commerce, social business, security, and storage management, but our growth rate was impacted by the inability to close some large transactions at the end of the quarter.  In Systems and Technology, while we’re delivering good performance in System z mainframe despite the slipped deals, and in our PureSystems offerings, weakness in Power, System x and storage resulted in overall declines.

Looking at our gross profit, our operating gross margin improved one point, driven by a combination of good margin expansion in both services segments, and an improving segment mix.

Revenue by Geography

Looking at revenue by geography on a constant currency basis, Americas’ revenue was down 3 percent, with declines in both the US and Canada, mitigated by double-digit growth in Latin America, led by Brazil and Mexico.  Our EMEA revenue was down 4 percent year to year, about half a point lower than last quarter.  Most of the major countries declined, though Spain returned to modest growth.  In Asia Pacific, revenue was down 1 percent.  Within that, Japan revenue was up 3 percent.  This was the second consecutive quarter of revenue growth in Japan, reflecting the stabilization of our business in the country.  The balance of AP, which is part of our growth markets, declined.

Across all geographies, our growth markets revenue was up a disappointing 1 percent, though 5 points faster than the major markets.  BRICs were up 3 percent, led by Brazil, but China and Russia posted modest declines.  China’s performance was impacted by weakness in large deals, and a slowdown in our low-end and midrange products.

Now let’s take a look at our expense profile.

Expense Summary

Our Total Operating Expense and Other Income was down 4 percent.  Acquisitions over the last 12 months drove 2 points of expense growth.  Currency contributed a point of expense decline, driven almost entirely by translation.  Consequently, our base expense, excluding currency and acquisitions, was better by 5 points.

I’ll comment on a couple of expense items that had larger year-to-year impacts to our profit.  First, workforce rebalancing was better by about $200 million year to year, driven by a charge in last year’s results.  Second, our IP income was down over $70M year to year.

Typically we talk about the impact of our hedging programs as a driver of expense.  In first quarter the hedge activity was neutral year to year, with very modest gains in both periods.  In the quarter, we were impacted by the significant depreciation of the Yen.  As our business in Japan is more heavily skewed to local Services, the ability to hedge cross-border cash flows is low compared to most other countries.  This had a profit impact in the quarter, which would continue at current spot rates.

So now let me go into the segments.

Services Segments

This quarter the two Services segments generated $14 billion in revenue, grew pre-tax profit 10 percent, and expanded pre-tax margin by 2 points.  Total backlog was $141 billion, up 1 percent at spot rates but up 5 percent at constant currency. Backlog grew in both the transactional and outsourcing businesses.  In fact, we had 22 deals greater than $100 million.  We closed large transformational deals in every geography, but we had particularly good performance in our major markets where the vast majority of these 22 deals were done, and nearly half of those were new services contracts.  These deals contributed to our major markets backlog which was up 3 percent at constant currency, and grew for the first time since the end of 2010.

Turning to the two segments, Global Technology Services revenue was $9.6 billion, down 4 percent as reported and down 2 percent at constant currency.  There were two major categories affecting revenue growth.  The first was a continuation of the decline in revenue from sales into existing base accounts.  This activity tends to be more transactional in nature and economically sensitive.  And, as expected, GTS revenue continued to be impacted by the work we’ve done to improve profitability of the restructured low margin outsourcing contracts.  That initiative has helped improve our margin performance again this quarter, but does reduce the top-line.  We estimate that impact to be about a point of revenue growth to GTS, and to Services in total.  These two items were reflected primarily in GTS Outsourcing revenue, which was down 3 percent at constant currency.  In Integrated Technology Services, revenue was up 2 percent at constant currency, led by continued strength in the growth markets and the third consecutive quarter of growth in Japan.

GTS delivered 7 percent pre-tax profit growth in the quarter and expanded pre-tax margin by about two points.  This quarter, margin expansion was driven by continued efficiency improvements primarily through our enterprise productivity initiatives, and lower workforce rebalancing charges.

Turning to Global Business Services, revenue was $4.5 billion, down 3 percent as reported and flat at constant currency.  This represents an improvement of 2 points quarter to quarter at constant currency.

From a geographic perspective, the growth markets and Japan drove the strongest performance, while North America slowed its rate of decline versus last quarter.  Looking at the GBS business by offering, we had good results in our solutions that address the Digital Front Office.  We delivered double-digit growth across the initiatives — Business Analytics, Smarter Planet, and Cloud.  As these become a larger part of GBS they’ll contribute more to the top-line performance.  And as we address the Globally Integrated Enterprise, our traditional back office solutions, we’re continuing to focus on improving our performance in implementation services that support the traditional packaged applications.

Turning to profit, GBS pre-tax income improved 17 percent year to year, and pre-tax margin expanded 3 points.  The main year-to-year profit drivers were continued benefit from our enterprise productivity initiatives, lower workforce rebalancing charges, and improved contract performance.

So to wrap up Services, we grew backlog 5 percent at constant currency, with the major markets up for the first time since the end of 2010.  Growth initiatives continued to perform well.  We’re continuing to improve in transition areas like traditional packaged application implementations, and we expanded profit margins and delivered 10 percent growth in our pre-tax income.

Software Segment

Software revenue of $5.6 billion was flat year to year or up 1 percent at constant currency.  Pre-tax income was up 4 percent year to year, and pre-tax margin is up 1.2 points to 31.5 percent.  As I stated up front, software growth was impacted by a number of large transactions that rolled into the second quarter.  Key Branded Middleware grew 1 percent or 2 percent at constant currency.

Now, let me give you some insight into our branded middleware performance.  WebSphere grew 7 percent at constant currency.  For the twelfth consecutive year, Gartner designated IBM the worldwide market share leader in the application infrastructure and middleware segment.  In the quarter, we had strong double-digit growth in Smarter Commerce and Smarter Cities, leveraging our organic and acquisitive investments.  Our SaaS offerings contributed to this strong performance.  To address the emerging opportunity around enterprise mobile computing, in the first quarter we introduced MobileFirst, which combines deep mobile expertise with cloud-based services.

Information Management was down 1 percent at constant currency, the brand most impacted by the large rollover transactions.  However, we did hold share.

Tivoli was up 3 percent at constant currency driven by Security and Storage.  Security was up 15 percent at constant currency driven by our Security Intelligence, and Identity and Access Management product segments.  Security Intelligence, which more than doubled this quarter, provides solutions to help clients identify threats more quickly, prioritize risks more effectively, and automate compliance activities.  Identity and Access Management was up double digits, allowing organizations to mitigate risks by controlling and monitoring users’ access, which is even more critical as IT infrastructures become more interconnected.  Tivoli Storage, which enables customers to manage their rapidly growing data, grew 11 percent at constant currency.

Social Workforce Solutions, which includes our recently acquired Kenexa business, grew 9 percent at constant currency.  We began building a Social Business platform several years ago and we’ve been ranked as the #1 enterprise social software vendor for three consecutive years by IDC.

Across the software brands, as we close the transactions that rolled over, we should deliver double-digit growth in key branded middleware in the second quarter.

Systems & Technology Segment

Systems and Technology revenue of $3.1 billion was down 17 percent year to year, or 13 percent at constant currency adjusting for the divestiture of Retail Store Solutions.

System z grew 8 percent at constant currency.  MIPS were up 27 percent and more than half of the MIPS were from specialty engines, which were up more than 65 percent.  Within that Java was up 70 percent, Database 24 percent and Linux nearly doubled.  Like software, as we close the large transactions that rolled over from the first quarter, we should be able to deliver double-digit revenue growth in our System z business in the second quarter.

We are also continuing to see traction in PureSystems, our expert integrated systems. We completed our first 12 months of operations for PureSystems, and have sold over 4,000 systems in over 90 countries.

Power revenue was down 31 percent at constant currency.  Our declines were driven by both the High Performance Computing segment, where we had a strong performance last year, and the impact of the transition to Power 7+.  Let me step back and provide a broader perspective.  We are by far the market leader in UNIX.  We are expanding our Power platform to go after the Linux opportunity.  This opportunity is of similar size to UNIX, but growing faster.  We have already had some key successes, with wins this quarter in China and in Europe.  And in fact, Watson is based on Power Linux.  Though this will take time to mature it provides a real opportunity for future growth.

System x was down 8 percent at constant currency, and our Storage revenue was down 10 percent at constant currency.  We had strong growth in our new midrange products.  Storage gross profit was up as our organic Storwize products grew over 50 percent and replaced older OEM products.  The value in storage continues to shift to software.  Our storage software, which is reported in Tivoli, grew 11 percent at constant currency.

For Systems and Technology, this is not the quarter we expected.  Our performance was impacted by product transitions and our own execution.  We expect to improve our revenue performance in the second quarter and return to profitability excluding the second quarter workforce rebalancing activity.

Cash Flow Analysis

Moving on to cash flow in the quarter, we generated $1.7 billion of free cash flow, down almost $200 million year to year.

The year-to-year performance was driven by a decline in our accounts receivable clearance rate and an increase in cash tax payments.  These were mitigated by a year-to-year benefit associated with the timing change of funding our 401K, and a lower level of capital expense.

Looking at the uses of our cash, we closed two smaller acquisitions this quarter, Stored IQ and Star Analytics.  We returned $3.5 billion to shareholders, including almost $950 million in dividends, and $2.6 billion in gross share repurchases.  We bought back 12.3 million shares in the quarter, and at the end of the March, we had $6.2 billion remaining in our buyback authorization

Balance Sheet

Turning to the balance sheet, we ended the quarter with a cash balance of $12 billion, up $900 million from year end.

Total debt was $33.4 billion, of which over $25 billion was in support of our financing business, which is leveraged at 7.2 to one.  Our non-financing debt was $8.2 billion, down $600 million from year end.  At these debt levels, non-financing debt-to-cap was 34 percent, down 2 points from year end.

We continue to have a high degree of financial flexibility and our balance sheet remains strong to support the business over the long term.

Operating EPS Bridge — 1Q12 to 1Q13

So now let me start to wrap up with a summary of the drivers of our operating earnings per share performance this quarter.

Our revenue decline impacted our earnings growth by 14 cents.  The contribution from margin was 23 cents, with gross, pre-tax, and net margins all up year to year, driven by our mix to higher value, margin expansion in services, and a lower tax rate resulting from changes in tax law during the quarter.  A lower share count resulting from our ongoing share repurchase program contributed an additional 13 cents.

1Q 2013 Summary

For the quarter we delivered 8 percent operating earnings per share growth.

As I said at the beginning of the call, the quarter didn’t end the way it started, so we’re going to roll up our sleeves to get this back on track.  First, by improving our sales execution, to close the rollover deals in software and mainframe and recover our position in the growth markets.  Next, by taking the bulk of our workforce rebalancing actions in the second quarter, we’ll start to get the benefits from those actions earlier in the second half.  Finally, by taking actions to improve our underperforming businesses, including expanding our Power platform to address the Linux opportunity, and leveraging our investments in flash and mid-range storage solutions.  Some of these actions will yield benefits quickly, while others will play out over time.

And of course we’re going to continue to deliver on the core elements of our business model, as we continue to shift to higher value, leverage our key growth initiatives, drive productivity across the enterprise, invest in innovation and return value to shareholders.

Now we’ve got a lot of work to do, but we know how to get it done.  By the end of 2013, taking into account our operational performance, benefits from the workforce rebalancing activity, and gains and charges, we expect to deliver at least $16.70 of operating EPS for the year.  All of this is consistent with our objective to achieve at least $20 of operating EPS in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.

ATTACHMENT II

OPERATOR:                                                The first question comes from Toni Sacconaghi with Sanford Bernstein.

SACCONAGHI:                               Ah, yes, thank you.  Mark, I just wanted to make sure I understood what you’re commenting for Q2 and how that relates to the roll-over impact that you have also mentioned.  So, I think you said that operating EPS growth would be similar in Q2 to Q1, which I think was about three and a half percent.

I’m surprised that that’s not dramatically higher than it was in Q1, because you have a much easier comparison and also because you’re suggesting that you had several hundred million dollars in pushed out revenue that’s high margin.

In fact, I think if you work backwards from consensus, you missed revenues by a billion four; if you take our currency you missed by almost a billion dollars.  If you really were on plan other than slipped deals, that would suggest that you should have a billion dollars of high-margin incremental deals next quarter.  And I’m not sure why your pretax...why your EPS growth wouldn’t be a lot higher.  And related to that, are you expecting any EPS growth after your restructuring charges in fiscal Q2?

LOUGHRIDGE:                               Okay, let me talk through that.  First of all,

1

when you look at the second quarter and your comment on the second quarter, we have a very good set of roll-over transactions going into second, as you correctly pointed out.

And if you look at that composite that rolled over the date line for us, you know, we’re talking about, you know, more than $400 million of mainframe software and intellectual property.

Now, so that does give us confidence in the second quarter, but Toni, I did not mean to indicate that all else would also be on the original performance track.  So in fact, you know, I still believe there are parts of our business that are in transition [have] been underperforming, that also were disappointing that are going to take some time to recover.

So, let me do a couple of things to help clarify that.  If you look at the first quarter, I think our total services business did perform as expected on an I&E basis.  Revenue was about what we saw in the fourth quarter; pretax profit was up 10 percent.

The real positive news out of the services business in the first was in fact backlog performance.  So backlog was up, you know, five percent at constant currency.  And I’m sure

2

you’ve looked at all the supplementals, we’ve really had a great quarter for bookings, up almost 50 percent.

So, that drove a lot of new business in the quarter.  That backlog performance is well distributed.  Major markets backlog is up three percent; Growth Markets backlog is up 10 percent.  If you look at the other elements through the different axis, outsourcing backlog, up four percent; transactional, up nine percent.

So I think the teams in services, you know, delivered on their objectives on profit and they did sign a lot of new business.  And I would tell you, when you look at the content of the deals that they, too, have rolling into the second quarter, they’ve got a very strong line-up.

So with that, I think that for both of the services businesses, by the time we get into the second half, they should be growing at low single digits, and I’d peg that at about two percent at constant currency for both of them.  We’ll start to see this backlog really improve their performance.

Second, as you did point out — and I quite agree with your comments — we had a shortfall in the sales execution in our software and mainframe businesses; those should roll over and they should present us with very good performance in the

3

second quarter.

Now, by that I mean in that, you know, over $400 million of mainframe, software and intellectual property that rolled over, we should see our strategic middleware, I think, in kind of the double-digit framework would give us total software in mid single digits.  We should see our mainframe business at double digit as well.  So with that performance, really our STG business should return to profit in the second quarter.

Third when you look at our growth initiatives, I think that to be quite clear about it, was mixed.  Smarter Planet I think did well, up 25 percent; our Cloud business, up 70 percent, I thought they did well.  And it came across, you know, content that we sell to our customers so they can set up a private cloud, that was up more than 75 percent.

Managing that content for our customers in private cloud doubled.  Our Software as a Service business was up 65 percent.  So, all those elements [as] that performs well.  But on the other side, our Growth Markets revenue was up only one percent, so they need to get that back to that mid single-digit characteristic that we’re looking for in the second quarter.  If you looked at their metrics today and put them on the table, they’d be pointing at mid single-digit performance.

4

But I think to your...to the point I was making earlier, there certainly are parts of the business I’d put in the category of underperforming, and they did disappoint us in the quarter — Power, Storage products within that.  I do think in Power, if you looked at their performance in that opportunity of a UNIX base, you know, once again they picked up share.  But it doesn’t mean much if you’re declining at, you know, double digits.

Now, part of that was compare based on high-performance computing, but [an easy] way to subtract that, they’re at double-digit decline.  So, new products, they’re going to take some time to improve their performance by, say, six to...six to nine months, but they also need to move into new opportunity spaces like Linux in a bigger way.  We do have some real successes there, and the Linux market right now is as big really as the UNIX market and growing more rapidly.

And then the storage products, we need to take advantage of the Flash memory content that we’ve built up and that we reviewed in Almaden.  If you look at the second quarter, Flash memory could improve that storage growth rate by about a point and a half, and by the time we get to the fourth quarter, by three to four points.  But those elements are going to take more time than I think we would originally have thought.

5

The other point that I’d tell you about the second quarter, I want to be clear about, is the yen.  So, the yen had an impact...total currency had an impact of about a point and a half in the first quarter, then we see about two points in the second quarter.  And at current spot rates that’s...you know, it will lead to a year of about two points impact.  A lot of that impact is frankly the yen, and you’ve seen how much the yen has moved in a short period of time.

Now, when we hedge free cash flow, we hedge the underlying cross-border cash flows.  So you tend to have, you know, royalties for software, you have costs for our hardware content.  Really related to the big export business that we do.

But on services, you don’t have that underlying cross-border cash flow to hedge, and most of that is done on a local basis with local resources, local competition, not many cross-border cash flows in a lot of that content especially in Japan.  And in Japan, the lion’s share of the business — and I mean, we’re talking 75, 80 percent — is services content.

So, when we get hit by the yen in our largest country without the ability to hedge that free cash flow on a cross-border basis, that does fall to the bottom line, and

6

we’ve looked at the impact in second quarter at about 10 cents.

MURPHY:                                                            Thanks, Toni.  Can we go to the next question, please?

OPERATOR:                                                The next question comes from Steve Milunovich with UBS.

MILUNOVICH:                               Thanks.  Mark, first I wanted to clarify the employee workforce charges in the second quarter.  Are you excluding that from your operating earnings guidance; or, is that somehow in there?  In the past, you’ve often been able to find gains to offset that, but it sounds like you’re kind of excluding that.

Then I just wonder if you’d comment on the environment.  You had some execution problems in the third quarter last year; you’ve apparently got some in the first quarter.  It sounds like either you need to maybe swap out some managers or more likely, everybody’s missing enterprise numbers this quarter.  What do you think is going on?  Is it macro?  Is it people looking at their cloud architectures and just delaying things?  And why particularly at the end of the quarter?

LOUGHRIDGE:                               Okay.  Let me take both of those questions, and I’m going to start with your first.  First of all, let me

7

put this in context.  So, when we gave our original guidance in January of this year, we said that this year would be like other years in that we’re going to buy and sell businesses, we’re going to record gains and charges, we’re going to invest in innovation and continue to rebalance our workforce to future opportunities.

And we said that in an all-in basis we felt confident with an at least $16.70 of operating EPS for the full year, and that is still the case.  Now, in the first quarter, we recorded eight percent EPS growth.  And as we look at our book of business — especially the strength of the roll-over deals for software and mainframe — we should see similar year-to-year EPS growth in the second quarter just as we had the conversation around Toni’s question.

However, this will be further impacted by workforce rebalancing charges, which I will come back to.  So, in the second half of the year we would expect our EPS growth to improve in the third quarter and further improve in the fourth quarter to double digits.

So, even excluding the second quarter workforce rebalancing charge and second half gains, we feel that...very confident we can achieve the nine and a half percent EPS growth for the year to drive at least $16.70 of EPS.

8

Now, remember, last year we had about $800 million in workforce rebalancing charges spread across the year.  This year we expect the workforce rebalancing charges to be closer to a billion, and concentrated in the second quarter — though we really haven’t finished the work or a specific action yet.

But like last year, we expect the bulk of that charge to be outside of the U.S.  And with that, on an all-in basis including all gains and charges, we’re confident we can achieve at least $16.70 of operating EPS for the year just as we said in January.

Now, on your second question regarding the first quarter, let me give you a view on kind of our side of the table, the IBM Corporation, and then I’ll give you a feeling for some of those macro issues that we also faced.

So, I think as we explained, you know, in the prepared remarks that by and large, this is an execution problem.  I mean, we should have closed on those roll-over deals, and we thought we had them right up to the end.  And we put a lot of work into how to build that pipeline and our execution against it to compensate in a way for Easter at the end of the quarter.  And the last time we had an Easter in March, you know, was 1Q ‘05, and that was also a very disappointing quarter for us.

9

But were those deals affected by Easter?  Well, the bulk of that 400-plus of deals that closed across the date line, the bulk of them — I mean, really by far the majority — were in Europe and they were in the U.S.  So, it’s hard to imagine that we weren’t affected by Easter.

Secondly, if you look at the U.S., was there an effect of the...some effect of the sequester?  Well, it’s hard to measure.  I can tell you that our U.S. Federal business was down 13 percent, which was certainly a drag on the U.S. performance.

But I think the other element that in a way we kind of misjudged, the change in the Chinese government really ripples down all the way to the provinces and state-owned businesses.  And as we went through that — I mean, we’re talking about once every 10 year event, as we went through that with the team, I don’t think we fully accounted for the impact that would have.

And then the last point I would make is the yen.  But once again, I want to return to the point that had we simply closed on those deals at the end of the quarter, we would have certainly had sufficient business to close the first and enter the second with strength.

10

MURPHY:                                                            Thank you, Steve.  Operator, can we take the next question, please?

OPERATOR:                                               The next question comes from Ben Reitzes with Barclays.

REITZES:                                                                Yes, hi, Mark.  I wanted to ask about your cash usage in the second quarter.  If you have such good bookings and the second half is going to be so much better, it would seem that it would be prudent to accelerate your buyback, and you have the $6 billion left.

And then I also wanted to sneak in another and ask, that there’s some speculation that you might sell the X86 server business on the tape, and maybe you mentioned divestitures in your prepared remarks, I was wondering if you could elaborate on that and clarify what we’re hearing.

LOUGHRIDGE:                               Sure.  First of all, let’s talk about cash and the implications for cash.  So if you look at the first quarter, our free cash flow was $1.7 billion, and as we pointed out, that’s down $200 million.

Now, there were two very distinct implications to that that I’ll cover now, but first is the impact of cash taxes; and the second, sales cycle working capital.  So, let’s take cash taxes first.

11

If you look at cash taxes, in fact, on a year-to-year basis in the first quarter, cash taxes were an impact of about $200 million; and, as we face the second quarter they’ll be an impact of about $900 million; and for the year, as much as $2.4 billion.

So if you look at our free cash flow performance in the year excluding that cash tax implication, I feel confident that we’ll be growing our free cash flow outside of that but we’re not going to overcome $2.4 billion of additional taxes in a year.

If you looked at that as a percentage, you know, against, you know, the book tax rate in the first quarter of about 17 percent on an operating basis, actually our cash tax rate was about 30 percent.  And if you roll that out through the quarters for the year, this year the cash tax rate and the book tax rate we expect to relatively converge on a full-year basis.

Now, let’s talk about sales cycle working capital.  That, too, was a impact of about $200 million in the quarter. Against that, what we did see is a growing propensity for late payment on the customers’ part; and frankly, our receivables clearance rate — the rate at which we clear them — was not as good as we had expected, either.

12

And then lastly, in the negotiations on deals, a lot of attention on our customers’ side on Ts and Cs affecting the cash flow elements — receivables/payables — in some respects, even more than price.  So what we saw, what we took from that is a lot of attention to that cash balance and holding on to that cash balance.

Now, all of this content, however, I want to reassure you was considered as we went through this view of free cash flow across the roadmap and that range of $90 to $100 billion.  And so, very, very confident that we’re going to complete the $50 billion of share buyback.  You know, if you look at it, we’ve done almost $30 billion to date.

Twenty billion of acquisitions is a very realistic number both from cash availability and opportunities and $20 billion in dividend for a total of $90 billion.  And with that, we should still have good flexibility — financial flexibility — at the end of 2015.  Secondly, you know, on speculation and rumors, I’m obviously not going to comment on rumors, Ben.

13